Exhibit 9.2

STOCK EXCHANGE AGREEMENT

This STOCK EXCHANGE AGREEMENT (this “Agreement”) is dated as of April 17, 2008, by and among GenMed Holding Corp., a Nevada corporation (“GenMed”) and Joost de Metz (“de Metz”), Willem Blijleven (“Blijleven”), Erwin R. Bouwens (“Bouwens”) and Medical Network Holdings BV (“MNH,” and, collectively with de Metz, Blijleven and Bouwens, the “Shareholders”).

WHEREAS, the Shareholders are holders of 100% of the outstanding capital shares of GenMed BV, a Dutch company (“GMBV”);

WHEREAS, the Shareholders wish to sell, and GenMed wishes to purchase, 100% of the outstanding capital shares of the Company as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF COMPANY STOCK

Section 1.1 Exchange of Stock. Subject to the terms and conditions herein stated, GenMed hereby agrees to purchase from the Shareholders, and the Shareholders hereby agree to sell to GenMed, 18,000 shares (the “GMBV Shares”) of the registered capital stock of GMBV, for a purchase price equal to Forty-Eight Million (48,000,000) shares of the common stock of GenMed, and Twenty-Four Million (24,000,000) warrants to purchase shares of the common stock of GenMed at an exercise price of $0.10 per share (together, the “GenMed Shares,” and, together with the GMBV Shares, the “Securities”). All of the Securities shall be restricted shares, and shall bear appropriate legends as required by law. The securities shall be issued as follows:

Shareholder	Common Stock	Warrants
Medical Network Holding BV	6,000,000	3,000,000
Joost de Metz	6,000,000	3,000,000
Willem Blijleven	6,000,000	3,000,000
Erwin R. Bouwens	30,000,000	15,000,000

Section 1.2 Exchange. On the Closing Date, the Shareholders shall deliver to GenMed a certificate, registered in the name of GenMed, representing 18,000 of registered capital shares of GMBV, and GenMed shall deliver to the Shareholders certificates, registered in the name of the Shareholders, representing 48,000,000 shares GenMed common stock.

Section 1.3 Closing. The closing of the transactions referred to in Section 1.1 hereof (the “Closing”) shall take place as of the date hereof, or at such other time as the parties may agree upon. Such time and date are herein referred to as the “Closing Date.”

ARTICLE II
REPRESENTATIONS OF MATECH

GenMed represents and warrants to the Shareholders as follows:

Section 2.1 GenMed Shares. All of the shares of capital stock of GenMed have been duly authorized. The GenMed Shares are free and clear of any liens or encumbrances of any type or nature whatsoever, and GenMed has full right, power and authority to exchange the GenMed Shares for GMBV shares without qualification.

Section 2.2. Corporate Status. GenMed is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of their respective businesses or the character or ownership of their respective properties makes such licensing or qualification necessary.

Section 2.3 Authorization and Validity of Agreement. GenMed has full power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by GenMed and, assuming the due execution of this Agreement by the Shareholders, is a valid and binding obligation of GenMed, enforceable against GenMed in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

Section 2.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by GenMed and the consummation by GenMed of the exchange of the Securities as contemplated herein and the other transactions contemplated hereby (a) will not violate the provisions of the Articles of Incorporation or bylaws of GenMed, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which GenMed is bound or by which any of their respective properties or assets are bound, and (c) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance upon any of the properties or assets of GenMed under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which GenMed is a party, or by which they or any of its properties or assets may be bound.

ARTICLE III
REPRESENTATIONS OF THE SHAREHOLDERS

The Shareholders represents and warrants to GenMed as follows:

Section 3.1 GMBV Shares. All of the shares of capital stock of GMBV have been duly authorized. The GMBV Shares are free and clear of any liens or encumbrances of any type or nature whatsoever, and GMBV has full right, power and authority to exchange the GMBV Shares for GenMed shares without qualification. There are a total of 18,000 registered shares of GMBV, and such shares represent 100% of the outstanding capital stock of GMBV.

Section 3.2. Corporate Status. GMBV is a corporation duly incorporated, validly existing and in good standing under the laws of Holland and is licensed or qualified as a foreign corporation in all states in which the nature of their respective businesses or the character or ownership of their respective properties makes such licensing or qualification necessary.

Section 3.3 Authorization and Validity of Agreement. The Shareholders have full power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by The Shareholders and, assuming the due execution of this Agreement by The Shareholders, is a valid and binding obligation of The Shareholders, enforceable against The Shareholders in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

Section 3.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Shareholders and the consummation by the Shareholders of the exchange of the Securities as contemplated herein and the other transactions contemplated hereby (a) will not violate the provisions of the Articles of Incorporation or bylaws of GMBV, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which the Shareholders are bound or by which any of their respective properties or assets are bound, and (c) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance upon any of the properties or assets of the Shareholders under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which the Shareholders are a party, or by which they or any of its properties or assets may be bound.

ARTICLE IV
INVESTMENT AND PURCHASER REPRESENTATIONS

Section 4.1. Investment Representations. Each of GenMed and the Shareholders (each, a “Purchaser” and herein referred to as “Purchaser,” of the Issuer’s shares, and the Issuer herein being referred to as “the “Company”) hereby represents and warrants to the other that:

(a) Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating and understanding, and has evaluated and understood, the merits and risks of an investment in the Company and the acquisition of securities of the Company, and Purchaser has been given the opportunity to (i) obtain information and to examine all documents relating to the Company and the Company’s business, to (ii) ask questions of, and to receive answers from, the Company concerning the Company, the Company’s business and the terms and conditions of an investment in the Company, and to (iii) obtain any additional information, to the extent the Company possesses such information or could acquire such information without unreasonable effort or expense, necessary to verify the accuracy of any information previously furnished. All such questions have been answered to Purchaser’s full satisfaction, and all information and documents, records and books pertaining to an investment in the Company which Purchaser has requested have been made available to Purchaser.

(b) Purchaser is able to bear the substantial economic risks of Purchaser’s investment in the Company and the purchase of securities of the Company in that, among other factors, Purchaser can afford to hold securities of the Company for an indefinite period and can afford a complete loss of Purchaser’s investment in the Company.

(c) No material adverse change in Purchaser’s financial condition has taken place during the past twelve (12) months, and Purchaser will have sufficient liquidity with respect to Purchaser’s net worth for an adequate period of time to provide for Purchaser’s needs and contingencies.

(d) Purchaser is relying on the representations and warranties contained herein, and on the information provided by the Company with respect to an investment in the Company and the acquisition of securities of the Company, and has neither received nor relied on any communication from any person or party other than the Company with respect to the Shares of such Company.

(e) Purchaser recognizes that investments in the Company involve substantial risks in that, among other factors: (i) successful operation of the Company depends on factors beyond the control of the Company; (ii) an investment in the Company is a speculative investment and involves a high degree of risk of loss; (iii) the Company is engaged in an industry which is highly competitive and subject to substantial risks relating to rapid technological change, fierce competition, uncertain markets and an uncertain customer base; (iv) retention of key employees is critical to the Company’s business; (v) the Company has a limited amount of working capital available to it; and (vi) there may be no liquid and significant public market for securities of the Company acquired by Purchaser hereunder and, accordingly, it may not be possible to liquidate an investment in the Company in case of immediate need of funds or any other emergency, if at all. Purchaser has taken full cognizance of, and understands, such risks and has obtained sufficient information to evaluate the merits and risks of an investment in the Company and the acquisition of securities of the Company.

(f) Purchaser confirms that none of the Company’s officers nor any of the Company’s agents have made any warranties concerning an investment in the Company, including, without limitation, any warranties concerning anticipated financial results, or the likelihood of success of the operations, of the Company, other than those representations and warranties contained in this Agreement.

(g) Securities of the Company are acquired by Purchaser for Purchaser’s own account, for investment and not with a view to, or in connection with, any public offering or distribution of the same and without any present intention to sell the same at any particular event or circumstances. Purchaser has no agreement or other arrangement with any person to sell, transfer or pledge any part of securities of the Company which would guarantee Purchaser any profit or provide any guarantee to Purchaser against any loss with respect to securities of the Company.

(h) Purchaser understands that no federal, state or other governmental agency of the United States or any other territory or nation has passed on or made any recommendation or endorsement of an investment in securities of the Company.

(i) Purchaser understands that securities of the Company have not been registered under the United States Securities Act of 1933, as amended (the “Act”) or applicable state or other securities laws, and securities of the Company are offered and sold under an exemption from registration provided by such laws and the rules and regulations thereunder; further, Purchaser understands that the Company is under no obligation to register securities of the Company or to comply with any applicable exemption under any applicable securities laws with respect to securities of the Company. Purchaser must bear the economic risks of an investment in the Company for an indefinite period of time because it is not anticipated that there will be any market for securities of the Company and because securities of the Company cannot be resold unless subsequently registered under applicable securities laws or unless an exemption from such registration is available. Purchaser also understands that the exemption provided by Rule 144 under the Act may not be available because of the conditions and limitations of such Rule, and that in the absence of the availability of such Rule, any disposition by Purchaser of any portion of securities of the Company may require compliance with some other exemption under the Act.

(j) Purchaser has been informed that legends referring to the restrictions indicated herein are placed on the certificate(s) evidencing securities of the Company held by Purchaser.

(k) Purchaser agrees that the foregoing representations and warranties will survive the sale of securities of the Company to Purchaser, as well as any investigation made by any party relying on same.

ARTICLE V
SURVIVAL OF REPRESENTATIONS

Section 5.1 Survival. The representations and warranties of Articles III and IV shall survive the termination of this Agreement for a period of two years.

ARTICLE VI
MISCELLANEOUS

Section 6.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

Section 6.2 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 6.3 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter, and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

Section 6.4 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section.

Section 6.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 6.6 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement.

Section 6.7 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 6.8 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, so long as such facsimile or e-mail is followed by a copy sent by mail; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, to such address, facsimile number, e-mail address or person as a party may designate by notice to the other parties).

Section 6.9 Governing Law; Consent to Jurisdiction. (a) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of California applicable to contracts made and to be performed entirely within the State of California.

(b)  Any proceeding, action, litigation or claim (a “Proceeding”) arising out of or relating to this Agreement or any of the transactions contemplated herein may be brought in the courts of the State of California, County of Los Angeles, City of Santa Monica, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth opposite its name below and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by law.

Section 6.10 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. TO THE EXTENT THIS JURY WAIVER IS NOT ENFORCEABLE, THEN ANY DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE RESOLVED BY BINDING ARBITRATION CONDUCTED IN SANTA MONICA, CALIFORNIA UNDER THE JAMS ARBITRATION RULES.

Section 6.11 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, each of the parties have caused this Stock Exchange Agreement to be executed all as of the day and year first above written.

GenMed Holding Corp. By: /s/ Roy Piceni Name: Title: Willem Blijleven /s/ William Blijleven Willem Blijleven	Medical Network Holding BV By: /s/ Erwin R. Bouwens Name: Title:

Joost de Metz /s/ Joost de Metz Joost de Metz Erwin R. Bouwens /s/ Erwin R. Bouwens Erwin R. Bouwens